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Exhibit 99.2

Key Energy Services, Inc.

News Release
For Immediate Release:	Contact: John Daniel
July 16, 2004	(432) 620-0300

KEY ENERGY AMENDS SENIOR NOTES SOLICITATION

        MIDLAND, TX, July 16, 2004—Key Energy Services, Inc. (NYSE: KEG) today announced that it has amended the terms of its previously announced Consent Solicitation relating to its outstanding 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008 (collectively "the Notes" or "Notes"). After discussions with holders of more than 50% of each series of the notes, who have indicated that they intend to deliver their consent, the Company has amended the terms of the Consent Solicitation as follows:

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  Holders of Notes who deliver their consent on or prior to 5:00 p.m. (EDT) on July 19, 2004 (the "Consenting Holders"), will receive a consent payment of $5.00 per $1,000 principal amounts of Notes validly consented, instead of the previously announced consent payment of $2.50 per $1,000 principal amounts of Notes validly consented.

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  If the Company is unable to provide by October 1, 2004 the financial information (the "Waived Financial Information") that would have been required to be provided pursuant to the financial reporting covenants under the indentures governing the Notes, the Consenting Holders will receive (i) a further consent payment of $2.50 in cash for each $1,000 principal amount of Notes validly consented within 3 business days of such date and (ii) a further consent payment of $2.50 in cash for each $1,000 principal amount of Notes validly consented within 3 business days of the first day of each month thereafter, through and including December 1, 2004, if the Company is unable to provide the Waived Financial Information by the first day of such month.

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  The Company will file with the Securities and Exchange Commission (the "Commission") on Form 8-K selected financial and activity information for the quarter ended June 30, 2004, no later than the 50th day after the end of such quarter and, until the earlier of the date the Company provides the Waived Financial Information (as required by the indentures governing the Notes prior to the amendments contemplated by the Consent Solicitation) or December 31, 2004, the Company will file with the Commission on Form 8-K selected preliminary financial and activity information for each month after June 2004, not later than the 50th day after the end of such month, such information to include the following: revenues, certain expense data (including interest expense), current assets (including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing) management discussion and analysis of the foregoing information, and disclosure of rig hours and trucking hours.

        All other material terms of the Consent Solicitation remain unchanged.

        Holders of Notes who do not timely consent in the Consent Solicitation will not receive the consent payment or the further consent payments even though the proposed amendments to the indentures governing the Notes will be binding on them if the proposed amendments become effective. Any holder that acquires the Notes after the record date of July 2, 2004 will have to make arrangements between itself and the holder of the Notes as of the record date to receive the consent payment or the further consent payments.

        The Consent Solicitation is conditioned upon the satisfaction of certain conditions, including the receipt of consents from a majority in principal amount of each series of notes, and the supplemental indenture for both series must be executed. A more comprehensive description of the Consent

Solicitation and its conditions can be found in the Consent Solicitation Statement dated July 6, 2004, as supplemented by the Supplement to Consent Solicitation Statement dated July 15, 2004.

        The Company has retained Lehman Brothers to serve as the Solicitation Agent and D.F. King & Co., Inc. to serve as the Information Agent and Tabulation Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., by telephone at (800) 848-2998 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the solicitation of consents may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management.

        This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Consent Solicitation Statement dated July 6, 2004, as supplemented by the Supplement to Consent Solicitation Statement dated July 15, 2004.

        The Company also released the following additional unaudited selected financial information:

	Quarter Ended
	3/31/2004	12/31/2003	3/31/2003
	(In Thousands)—Unaudited
Amortization of deferred debt issue costs, discount and premium	$596	$825	$776

        The foregoing information is subject to the limitations and qualifications set forth in the Company's release of selected financial information dated July 15, 2004.

        Key Energy Services, Inc. is the world's largest rig-based, onshore well service company. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

        Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company's current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the risk that the Company will not obtain consents to modify the senior note indentures, which would cause defaults under the senior notes and the Company's revolving credit facility and the time required to complete, the issuance of audit opinions on the Company's prior year financial statements and the audit of the Company's 2003 financial statements. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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  Exhibit 99.2
KEY ENERGY AMENDS SENIOR NOTES SOLICITATION